Chisen Electric Launches New English Website

Aims to Enhance Communications With U.S. Investors

ZHEJIANG, CHINA--(Marketwire - 09/01/10) - Chisen Electric Corporation (OTCBB: CIEC) (the "Company"), a leading lead-acid motive battery producer for the electric bicycle market in the People's Republic of China, announced today it has launched a new English website at www.chisenelectric.com. The redesigned site is easy to navigate and more comprehensive in its offerings than the prior site, and seeks to meet and exceed the informational needs of Chisen customers and shareholders.

"We are very excited about our new English website, which should enhance transparency with investors and customers by providing fast, user friendly access to the exciting developments taking place at Chisen, as we continue to grow in the environmentally friendly electric battery industry," stated Mr. Xu Kecheng, Chairman and CEO. "The site will be updated regularly," he added, "to provide timely information on key topics of interest as well as to invite inquiries from readers whom we anticipate will largely be from among our shareholder base in the U.S."

Company Description

Chisen Electric Corporation, incorporated in Nevada, USA, and headquartered in Zhejiang Province, the People's Republic of China, is a leading lead-acid motive battery producer for China's personal transportation device market. The Company's battery products are sold under its own brand names and are predominantly used in electric bicycles. Among all types of batteries for electric bicycles, the lead-acid motive battery is the preferred choice for electric bicycle manufacturers in China because of its cost efficiency. In the fiscal year ended March 31, 2010, the Company manufactured more than 14.48 million batteries and achieved a market share of approximately 11.84% for its Lead Acid Motive Batteries for electric bicycles in China. Recently, the Company announced plans to produce lithium ion batteries in a dedicated, new manufacturing facility.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, statements concerning the Company's operations, financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety important factors, including, but not limited to, the impact of competitive conditions and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, financing and other factors as discussed in the Company's reports filed with the Securities and Exchange Commission from time to time, In addition, the Company disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date hereof. No securities regulatory authority has either approved or disapproved the contents of this new release. The Company filings with the US Securities and Exchange Commission, including the annual report for the fiscal year ended March 31, 2010 on Form 10-K, can be viewed on EDGAR Online or at www.sec.gov.

Contacts:

Mr. Liu Chuanjie
Chief Financial Officer
ir@chisenpower.com

Ken Donenfeld
DGI Investor Relations
kdonenfeld@dgiir.com
Ph: (212) 425-5700